EXHIBIT 99

List of Pending Cases

There are no pending smoking and health proceedings in which Registrant has been named as a defendant other than those previously reported in Exhibit 99.1 of Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003.

List of Terminated Cases

No smoking and health proceedings to which Registrant is a party have been terminated that have not been previously reported as such.